EXHIBIT 99.1

NASD OTCBB:CNHD December 1, 2000

SICHUAN CABLE DIGITAL CABLE TV COOPERATIVE AGREEMENT

Further to the press release of November 21, 2000, China NetTV Holdings wishes to announce that Sichuan Qianfeng Digital Audio/Video Equipment Co. Ltd. ("QF Digital") has signed a cooperative agreement with Sichuan Provincial Cable to develop digital cable TV for the province. The joint-venture Chengdu Qianfeng NetTV Co. Ltd. of which China NetTV Holdings owns 51% will be the technology and set-top box supplier. Sichuan is one of the largest provinces in China (population 90+ million) and has a cable subscriber base of over 9 million.

Based in Sichuan Province, QF Digital is a pioneer and leader in China in Proprietary Digital Data Transmission Technology and Solutions for the Television Broadcasting and Cable industries. It has proprietary technology based on the patented ASIC "L64769QAM", offering complete turnkey Digital TV Broadcasting solutions consisting of set-top boxes and headend systems. There are currently over 350 million TV sets in China and over 90 million cable subscribers, the largest cable market in the world. Trial digital cable projects are underway in Shenzhen, Shanghai and other major cities. It is the company's intention to expand from its current stronghold of Sichuan to other parts of the country. QF Digital also plans to incorporate Smart Card and WebTV capabilities into their Set-Top Boxes.

Furthermore, the Company has filed its Form 10KSB for the year ended August 31, 2000. Please visit our web site: " www.chinanettvholdings.com ".

Any forward-looking statement in this press release is made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that actual results may differ substantially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, economical and political factors, technological developments and changes in international and local markets, as well as the inherent risks of the technology related business.

ON BEHALF OF THE BOARD OF DIRECTORS
OF CHINA NETTV HOLDINGS INC.

/s/ Ernest Cheung
------------------------------
Ernest Cheung, President

For further information, please contact: Ernest Cheung (604) 689-4407

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